EXHIBIT 21.1
SUBSIDIARIES OF NIPPON OIL CORPORATION

Name	Jurisdiction of Incorporation
Nippon Petroleum Refining Co., Ltd.	Japan
Nippon Oil Staging Terminal Co., Ltd.	Japan
Nippon Oil Tanker Corporation	Japan
Nihonkai Oil Co., Ltd.	Japan
ENEOS Frontier Co., Ltd.	Japan
Nisseki Plasto Co., Ltd.	Japan
Wakayama Petroleum Refining Co., Ltd.	Japan
Okinawa CTS Corporation	Japan
Kawasaki Natural Gas Generation Co., Ltd.	Japan
ENEOS CELLTECH Co., Ltd.	Japan
Nippon Oil (U.S.A.) Ltd.	U.S.A.
Nippon Oil Lubricants (America) LLC	U.S.A.
Nisseki Chemical Texas Inc.	U.S.A.
Atlanta Nisseki CLAF, Inc.	U.S.A.
Nippon Oil (Asia) Pte. Ltd.	Singapore
Nippon Oil Europe Ltd.	U.K.
Nippon Oil (Australia) Pty. Ltd.	Australia
Nippon Oil (Guangzhou) Lubricants Corporation	China
Nippon Oil LC Film (Suzhou) Corporation	China
Nippon Oil Exploration Ltd.	Japan
Japan Vietnam Petroleum Co., Ltd.	Japan
Nippon Oil Exploration (Malaysia), Ltd.	Japan
Nippon Oil Exploration (Sarawak), Ltd.	Japan
Nippon Oil Exploration (Berau), Ltd.	Japan
Nippon Oil Exploration (Myanmar), Ltd.	Japan
Nippon Oil Exploration U.S.A. Ltd.	U.S.A.
Nippon Oil Exploration and Production U.K. Ltd.	U.K.
MOCAL Energy Ltd.	Canada
Nippon Oil Exploration (Dampier) Pty Ltd.	Australia
NIPPO Corporation	Japan
Nippon Oil Real Estate Co., Ltd.	Japan
Nippon Oil Trading Corporation	Japan
Nippon Oil Business Services Co., Ltd.	Japan
Nippon Oil Information Technology Corporation	Japan
Mizushima LNG Co., Ltd.	Japan
Japan Oil Transportation Co., Ltd.	Japan
Tianjin Nisseki Lubricants & Grease Co., Ltd.	China